Exhibit 99.1

CF Finance Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

New York, New York, December 12, 2018 – CF Finance Acquisition Corp. (Nasdaq: CFFAU, the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbol “CFFAU” beginning tomorrow, December 13, 2018. Each unit consists of one share of Class A common stock and three-quarters of one warrant. Each whole warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ under the symbols “CFFA” and “CFFAW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 3,750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on December 17, 2018, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the offering.

About CF Finance Acquisition Corp.

CF Finance Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on prospective target companies in the financial services or real estate services industries. CF Finance Acquisition Corp. is led by Chairman and Chief Executive Officer Howard W. Lutnick.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 12, 2018. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.